UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 4, 2019

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive
Kingsport	Tennessee	37662
(Address of Principal Executive Offices)		(Zip Code)
(423) 229-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EMN	New York Stock Exchange
1.50% Notes Due 2023	EMN23	New York Stock Exchange
1.875% Notes Due 2026	EMN26	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EASTMAN CHEMICAL COMPANY - EMN

Item 5.02(b) and (c)    Departure and Appointment of Certain Officers

On December 10, 2019 Eastman Chemical Company (the "Company") announced that on February 28, 2020 Curtis E. Espeland will be succeeded as principal financial officer by William T. McLain, Jr. and that Mr. Espeland will continue to serve as an executive officer until his retirement in mid-2020. A copy of the Company’s release announcing this executive retirement and appointment is included as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02(e)    Compensatory Arrangements of Certain Officers

2020 Unit Performance Plan Corporate Performance Measures and Named Executive Officer Target Variable Pay Opportunities

On December 4, 2019 the Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors of the Company approved the corporate performance measures, eligible employees (including the executive officers), and target variable pay opportunities for the 2020 Unit Performance Plan (the "UPP"). The UPP is filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and is described in the Company's 2019 Annual Meeting Proxy Statement under "Executive Compensation - Compensation Discussion and Analysis - Elements of our Executive Compensation - Annual Cash Compensation - Base Salary and Incentive Pay - Annual Incentive Pay - Unit Performance Plan".

For 2020, UPP corporate performance will be measured (i) 75% by GAAP earnings before interest and taxes, adjusted by the Committee to exclude non-core and any unusual or non-recurring items (typically the same non-core and any unusual or non-recurring items as those excluded from earnings in the non-GAAP financial measures disclosed by the Company in its public financial results disclosures) ("adjusted EBIT") and (ii) 25% by "free cash flow", defined as GAAP cash provided by operating activities less net capital expenditures (typically GAAP cash used in additions to properties and equipment), subject to adjustment by the Committee for any unusual, non-core, or non-recurring cash source or uses distortive of free cash flow. The target 2020 adjusted EBIT and free cash flow and corresponding target UPP payout pool amount will correspond to the Company's adjusted EBIT and free cash flow targets under the annual business plan for 2020 as approved by the Board of Directors. The Compensation Committee will approve the 2020 UPP cash payout pool amount in early 2021 based upon actual adjusted EBIT and free cash flow compared to the pre-set adjusted EBIT and free cash flow targets.

The portion of the UPP award pool allocated to the executive officers will be determined by aggregating their individual target variable pay amounts multiplied by a "performance factor" corresponding to their overall performance compared to pre-established organizational and personal performance objectives. For 2020, the target variable pay for performance that meets the pre-established objectives under the UPP (expressed as a percentage of annual base salary) for the current executive officers for whom executive compensation disclosure was provided in the Company's 2019 Annual Meeting Proxy Statement (the "named executive officers") will be 145% for Chief Executive Officer Mark J. Costa and 90% for each of Executive Vice President, Additives & Functional Products and Chemical Intermediates Lucian Boldea, Executive Vice President and Chief Financial Officer Curtis E. Espeland, and Executive Vice President and Chief Commercial Officer Brad A. Lich. The Compensation Committee may consider changing target executive UPP compensation for 2020 based upon comparable pay for similar jobs at identified peer and other companies and for any executives who change responsibilities or positions during 2020.

After the end of 2020, in connection with the determination of the amount of the total UPP award pool available to the executive officers, the Chief Executive Officer will assess the other executives' individual performance against pre-established goals and expectations and recommend to the Compensation Committee the amounts of the individual payouts from the portion of the total UPP award pool allocated to the executive officers. Based on the Chief Executive Officer's assessment, the Compensation Committee will determine the UPP payouts to the executive officers for 2020 in early 2021. The Compensation Committee will review the CEO's performance against his individual financial, organizational, and strategic objectives and determine his payout for 2020 in early 2021. The UPP payouts, if any, to the CEO and other executive officers for 2020 will be disclosed in the Company's Proxy Statement for its 2021 Annual Meeting of Stockholders.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit        Description
99.1        Public announcement by the registrant on December 10, 2019 of executive retirement and appointment
104        Cover Page Interactive Data File

EASTMAN CHEMICAL COMPANY - EMN

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eastman Chemical Company
By:	/s/ Brian L. Henry
Brian L. Henry
Senior Securities - Governance Counsel and Assistant Secretary
Date: December 10, 2019